Exhibit 99.1

News Release General Inquiries: (877) 847-0008 www.sanchezpp.com

Sanchez Production Partners Reports

Fourth Quarter and Full Year 2015 Results

HOUSTON--(Marketwired)--March 30, 2015--Sanchez Production Partners LP (NYSE MKT:  SPP)  (“SPP” or the “Partnership”) today reported fourth quarter and full year 2015 results.  Highlights from the report include:

•

A transformative year during which the Partnership successfully closed and financed two transactions valued at approximately $430 million, including the acquisition of the Western Catarina midstream assets from Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) for approximately $345 million, which closed in October 2015 (the “Western Catarina Midstream Transaction”);

•	A cash distribution of $0.4060 per unit ($1.624 per unit annualized) related to fourth quarter 2015 activity, which represents a 1.5% increase over the Partnership’s third quarter 2015 distribution;
•	Total revenue of $26.1 million during the fourth quarter 2015, which includes revenue from midstream sales of $11.7 million during the quarter;
•

Full year 2015 production of 1,428 MBOE, which includes net oil and liquids production for the full year 2015 of 1,180 barrels per day, an increase of approximately 21% compared to full year 2014 oil and liquids production;

•

Adjusted EBITDA for the fourth quarter 2015 of approximately $12.0 million, which compares to $3.7 million in the third quarter 2015 (after adjustments for non-recurring items), and $25.8 million for the full year 2015 (after adjustments for non-recurring items), which compares to full year 2014 Adjusted EBITDA of $25.4 million (after adjustments for non-recurring items); and

•	An updated base case 2016 forecast shows the Partnership’s Adjusted EBITDA ranging from $54 million to $60 million, with common unit distribution coverage of 2.3x at the midpoint of this range.

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Management Commentary

"Despite a number of significant headwinds, we executed a plan to transform SPP in 2015 and exited the year with a well-positioned master limited partnership and arguably one of the most compelling investment opportunities in the energy space,”  said Gerald F. Willinger, Chief Executive Officer of SPP’s general partner.

“On the heels of completing a challenging conversion process, we successfully closed and financed two significant transactions in 2015.  The first involved the acquisition of escalating working interests in producing assets in the Eagle Ford Shale from Sanchez Energy for approximately $85 million.  The second involved the acquisition of Western Catarina midstream assets from Sanchez Energy for approximately $345 million.  The Western Catarina Midstream Transaction resulted in a step-change in our business model and an asset base that is expected to generate approximately 60% of its Adjusted EBITDA from midstream activities this year.  As a result of these transactions, we successfully restructured the Partnership’s balance sheet, expanded our bank group and hedging capabilities, developed a  strategic relationship with Stonepeak Infrastructure Partners, and initiated our first distribution on common units in November 2015.  With the contribution of the Western Catarina Midstream Transaction beginning to impact our operating results in the fourth quarter 2015, we then increased our distribution by 1.5% in February of this year.”

"As we close the books on 2015, we are excited about the opportunities that lie ahead.  Given our liquidity position, the strength of our balance sheet, distress in the industry stemming from lower commodity prices, and a right of first offer and line of sight to $800 million in assets owned by Sanchez Energy, we see significant opportunities to grow the Partnership over time.  We believe our results in 2015 are a testament to the benefits of strong sponsorship and a committed team.  Building on these results, we currently forecast Adjusted EBITDA to range between $54 million and $60 million in 2016.  At the midpoint of this range, we  currently project common unit distribution coverage of 2.3x, which is quite good relative to what we see across our sector.  We look forward to meeting new challenges this year, and in the years ahead, always with an eye toward creating value for our unitholders.”

Operating and Financial Results

The Partnership’s revenue totaled $26.1 million during the fourth quarter 2015.   Included in total revenue for the fourth quarter 2015 is revenue from midstream sales of $11.7 million and revenue from production activities totaling $5.5 million.  The balance of the Partnership’s fourth quarter 2015 total revenue came from hedge settlements ($5.8 million) and gains on mark-to-market activities ($3.1 million), which is a non-cash item.  For the full year 2015, the Partnership’s revenue totaled $68.4 million.

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The Partnership’s fourth quarter 2015 production totaled 336 MBOE for average net production of 3,650 BOE per day during the quarter.  Net oil and liquids production for the fourth quarter 2015, which accounted for approximately 31% of the Partnership’s total production during the quarter, was 1,149 barrels per day, which was down approximately 12% from the third quarter 2015.  For the full year 2015, the Partnership produced 1,428 MBOE, a decrease of approximately 5% compared to full year 2014 production.  Net oil and liquids production for the full year 2015 was 1,180 barrels per day, an increase of approximately 21% compared to full year 2014 results.

Operating expenses during the fourth quarter 2015 totaled $12.7 million, which includes $2.2 million in operating expenses related to midstream activities, $5.1 million in operating expenses related to production activities, and general and administrative expenses totaling $5.4 million.  Operating expenses related to production activities during the fourth quarter 2015, which include lease operating expenses, production taxes, and cost of sales, averaged  $15.10 per BOE in the fourth quarter 2015, which compares to operating expenses of $15.74 per BOE in third quarter 2015 and $16.95 per BOE in the fourth quarter 2014.  For the full year 2015, operating expenses averaged $15.67 per BOE, which compares to operating expenses of $17.03 per BOE for the full year 2014.  General and administrative expenses during the fourth quarter 2015, excluding non-cash items related to unit-based compensation and asset management fees, totaled $4.5 million.  For the full year 2015, general and administrative expenses, excluding non-cash items related to unit-based compensation and asset management fees, totaled $22.7 million.  After adjustments for $8.7 million in non-recurring items related to employee severance ($4.4 million), litigation ($0.3 million), conversion to a limited partnership ($0.3 million), and transaction closings ($3.7 million), general and administrative expenses for the full year 2015 totaled $14.0 million.  This compares to $14.2 million for the full year 2014, which includes an adjustment of $1.0 million for a non-recurring item related to the conversion during 2014.

Adjusted EBITDA for the fourth quarter 2015 was approximately $12.0 million, which compares to $3.7 million in the third quarter 2015 after adjustments for non-recurring items in the third quarter 2015 related to litigation ($0.3 million) and the Western Catarina Midstream Transaction ($3.1 million), which closed in October 2015.  For the full year 2015, Adjusted EBITDA was $17.0 million before adjustments for non-recurring items and $25.8 million after $8.7 million in adjustments for non-recurring items related to employee severance, litigation, conversion to a limited partnership, and transaction closings.  This compares to Adjusted EBITDA for the full year 2014 of $25.4 million after a  $1.0 million adjustment for a non-recurring item related to the conversion.

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On a GAAP basis, the Partnership recorded a  net loss of $44.5 million for the fourth quarter 2015 and a  net loss of $137.0 million for the full year 2015.  Included in the net loss for the fourth quarter 2015 are expenses related to asset impairments totaling $41.1 million and a loss on embedded derivative expense, related to accounting for the Class B preferred units, of $10.0 million, which are not cash items.  Included in the net loss for the full year 2015 are expenses related to asset impairments totaling $125.7 million and the loss on embedded derivative expense of $10.0 million, which are non-cash items.

The Partnership’s capital spending during the fourth quarter 2015 totaled approximately $2.7 million.  For the full year 2015, the Partnership’s capital spending totaled approximately $4.0 million.

Credit Facility and Hedging Update

As of March 30, 2016, the Partnership has $109 million in debt outstanding under its credit facility, which has a borrowing base of $200 million.  The Partnership’s borrowing base is scheduled for redetermination by the lenders in the second quarter 2016.

For the period Jan.  1, 2016 through Dec. 31, 2016, the Partnership has hedged approximately 4.1 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $4.14 per Mcf and approximately 441 MBbl of its crude oil production at an effective NYMEX fixed price of approximately $73.82 per barrel.

COMMON UNITS

The Partnership had 3,031,051 common units issued and outstanding as of March 30, 2016.

On Oct. 15, 2015, the Partnership notified the holders of its Class A preferred units of its election to convert the Class A preferred units pursuant to the terms of the partnership agreement effective March 31, 2016.  As a result, the Partnership’s issued and outstanding common unit count will increase by 1,169,441 common units upon conversion of the Class A preferred units on March 31, 2016.

On Nov. 12, 2015, the Partnership announced that the board of directors of its general partner approved a plan pursuant to which the Partnership may, from time to time, repurchase common units of SPP in open market or private transactions for an aggregate amount not to exceed $10 million.  Since implementing the plan in November 2015, the Partnership has repurchased approximately 0.4 million common units in open market transactions, for an aggregate amount (including transaction fees) of approximately $5.2 million.  The Partnership will cancel and retire 42,665 common units on March 31, 2016 in conjunction with the ongoing administration of the unit repurchase program.

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DISTRIBUTIONS

On Feb.  9, 2016, the Partnership declared a fourth quarter 2015 cash distribution on its common units of $0.4060 per unit ($1.6240 per unit annualized), which represents a 1.5% increase over the Partnership’s third quarter 2015 cash distribution on common units.  The Partnership also declared a fourth quarter 2015 paid-in-kind distribution of 2.5% on its Class A preferred units and a fourth quarter 2015 prorated cash distribution of $0.3815 per unit on its Class B preferred units.  The distributions were paid on Feb. 29, 2016 to holders of record on Feb. 19, 2016.

2016 FORECAST

In conjunction with reporting fourth quarter and full year 2015 results, the Partnership updated its 2016 forecast, originally published Nov. 12, 2015, to reflect current assumptions, market conditions, and commodity pricing.

Based on hedges in place and forward prices as of Dec. 31, 2015, the Partnership’s “base case forecast” estimates that 2016 Adjusted EBITDA will range from $54 million to $60 million, providing Distributable Cash Flow (“DCF”) of $13.5 million to $19.5 million in 2016.  Based on these forecast results, and a  common unit count that includes conversion of the Class A preferred units to common units effective March 31, 2016,  the Partnership currently projects common unit distribution coverage will range from 1.9x to 2.8x, or 2.3x at the midpoint of the Partnership’s 2016 DCF forecast.

The Partnership’s base case forecast excludes contribution of the Mid-Continent assets, which have been targeted for divestiture.  No incremental asset acquisitions or divestitures are included in the Partnership’s base case forecast.  The base case forecast also assumes no additional units are repurchased in the open market under the Partnership’s $10 million unit repurchase program.

Conference Call Information

The Partnership will host a conference call at 10:00 a.m. (CDT) on Thursday, March 31, 2016 to discuss fourth quarter and full year 2015 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 849-8924 shortly before 10:00 a.m. (CDT).  The international phone number is (773) 756-4804.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 365-4157 or (203) 369-0224 (international).  A live audio webcast of the conference call and the earnings

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release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy production assets.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit and Webb Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership announced in March 2015 that is exploring the possible divestiture of its assets and operations in Oklahoma and Kansas.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission  (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

The Partnership anticipates that it will file its 2015 Form 10-K with the U.S. Securities Exchange Commission on or about March 30, 2016.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP in this news release.  We also provide our earnings forecast in terms of Adjusted EBITDA and Distributable Cash Flow.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; income tax expense (benefit); depreciation, depletion and amortization; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; unit-based asset management fees; (gain) loss on mark-to-market activities; and (gain) loss on embedded derivative.  Distributable Cash Flow is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.

Adjusted EBITDA and Distributable Cash Flow are used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

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and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

We are unable to reconcile our forecast range of Adjusted EBITDA or Distributable Cash Flow to GAAP net income, operating income or net cash flow provided by operating activities because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financial strategy; anticipated effects of transactions; timing or ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results, including our forecast of Adjusted EBITDA and Distributable Cash Flow; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may

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prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877)  847-0009

(Operating and Financial Highlights Follow)

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Sanchez Production Partners LP
Operating Statistics

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2015	2014	2015	2014
Net Production in MBOE:
Total production (MBOE)	336	374	1,428	1,509
Average daily production (BOE/D)	3,650	4,063	3,913	4,133

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$ 34.27	$ 36.98	$ 35.18	$ 41.05
BOE Net realized price, excluding hedges (2)	$ 17.05	$ 27.77	$ 20.92	$ 36.00

(1) Excludes impact of mark-to-market gains (losses)

(2) Excludes all hedges, the impact of mark-to-market gains (losses).

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Sanchez Production Partners LP
Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)

Oil, liquids, and gas sales	$ 11,264	$ 14,499	$ 51,923	$ 65,043
Gathering and transportation sales	11,725	-	11,725	-
Gain on mark-to-market activities	3,109	17,547	4,780	12,229
Total revenues	26,098	32,046	68,428	77,272

Operating expenses:
Lease operating expenses	4,536	5,414	19,988	21,012
Gathering and transportation operating expenses	2,176	-	2,176	-
Cost of sales	126	289	595	1,487
Production taxes	396	637	1,792	3,200
General and administrative	5,440	3,557	26,109	16,499
Loss on sale of assets	-	246	(111)	223
Depreciation, depletion and amortization	5,486	4,327	14,536	17,533
Asset impairments (1)	41,062	5,187	125,726	5,424
Accretion expense	317	153	1,099	604
Total operating expenses	59,539	19,810	191,910	65,982

Other expenses:
Interest expense	1,767	507	4,207	2,076
Loss on embedded derivatives	9,982	-	9,982	-
Other expense (income)	(718)	(69)	(670)	(289)
Total expenses, net	70,570	20,248	205,429	67,769
Income (loss) before income taxes	(44,472)	11,798	(137,001)	9,503
Income tax expense	52	-	55	-
Net income (loss)	(44,524)	11,798	(137,056)	9,503
Less:
Preferred unit paid-in-kind distributions	(456)	-	(1,425)	-
Preferred unit dividends	(7,418)	-	(7,418)
Preferred unit amortization	(7,424)		(8,919)
Net income (loss) attributable to common unitholders	$ (59,822)	$ 11,798	$ (154,818)	$ 9,503

Adjusted EBITDA	$ 11,961	$ 4,753	$ 17,049	$ 24,432

Net income (loss) per unit prior to conversion (2)
Class A units - Basic	$ -	$ 0.49	$ (0.38)	$ 0.25
Class B units - Basic	$ -	$ 0.40	$ (0.31)	$ 0.33
Class A units - Diluted	$ -	$ 0.49	$ (0.38)	$ 0.25
Class B units - Diluted	$ -	$ 0.40	$ (0.31)	$ 0.33
Weighted Average Units Outstanding prior to conversion (2)
Class A units - Basic	-	48,451	48,451	76,326
Class B units - Basic	-	2,864,819	2,879,163	2,843,159
Class A units - Diluted	-	48,451	48,451	76,326
Class B units - Diluted	-	2,874,902	2,879,163	2,853,241
Net income (loss) per unit after conversion (2)
Common units - Basic and Diluted	$ (19.95)	$ -	$ (50.10)	$ -
Weighted Average Units Outstanding after conversion (2)
Common units - Basic	2,999,194	-	3,071,587	-

(1) 2015 amounts include $1,866 of exploration costs related to impairment of unproved property.

(2) Amounts adjusted for 1-for-10 reverse split completed August 3, 2015.

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Sanchez Production Partners LP
Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2015	2014
	($ in thousands)

Current assets	$ 32,901	$ 27,300
Oil and natural gas properties, net of accumulated
depreciation, depletion, amortization and impairments	227,054	135,310
Other assets	213,436	10,637
Total assets	$ 473,391	$ 173,247

Current liabilities	$ 9,012	$ 6,893
Long-term debt	107,000	42,500
Other long-term liabilities	213,441	17,031
Total liabilities	329,453	66,424

Mezzanine equity	172,111	-
Members' equity	-	106,823
Partners' capital	(28,173)	-
Total members’ equity/partners' capital	(28,173)	106,823
Total liabilities and members’ equity/partners' capital	$ 473,391	$ 173,247

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Sanchez Production Partners LP
Reconciliation of Net Income (Loss) to
  Adjusted EBITDA

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$ (44,524)	$ 11,798	$ (137,056)	$ 9,503
Add:
Interest expense, net	1,767	507	4,207	2,076
Income tax expense	52	-	55	-
Depreciation, depletion and amortization	5,486	4,327	14,536	17,533
Asset impairments (2)	41,062	5,187	125,726	5,424
Accretion expense	317	153	1,099	604
(Gain) loss on sale of assets	-	246	(111)	223
Unit-based compensation programs	(9)	82	2,454	1,298
Unit-based asset management fees	937	-	937	-
Gain on mark-to-market activities	(3,109)	(17,547)	(4,780)	(12,229)
Loss on embedded derivatives	9,982	-	9,982	-
Adjusted EBITDA (1)	$ 11,961	$ 4,753	$ 17,049	$ 24,432

	Three Months Ended Sept. 30,
	2015	2014
	($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income	$ 7,795	$ 5,655
Add:
Interest expense, net	672	511
Income tax expense	3	-
Depreciation, depletion, amortization and exploration costs	2,851	4,836
Asset impairments	937	43
Accretion expense	265	151
Gain on sale of assets	2	-
Unit-based compensation programs	75	86
Gain on mark-to-market activities	(12,305)	(5,594)
Adjusted EBITDA (1)	$ 295	$ 5,688

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(1)

Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

-- interest (income) expense, net which includes:

  -- interest expense;

  -- interest  expense net (gain) loss on interest rate derivative contracts; and

  -- interest  (income);

-- income tax expense (benefit);

-- depreciation, depletion and amortization;

-- asset impairments;

-- accretion expense;

-- (gain) loss on sale of assets;

-- (gain) loss from equity investment;

-- unit-based compensation programs;

-- unit-based asset mananagement fees;

-- (gain) loss on mark-to-market activities; and

-- (gain) loss on embedded derivatives.

(2)	2015 amounts include $1,866 of exploration costs related to impairment of unproved property.

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